Exhibit 10.9
NOTICE & GARDEN LEAVE AGREEMENT

This Notice and Garden Leave Agreement (“Agreement”) is made by and between Capital One Financial Corporation, a Delaware corporation, on its own behalf and on behalf of its affiliates and subsidiaries (collectively, “Capital One”) and Neal Blinde (“You”), and effective as of the date of Capital One’s electronic signature to this Agreement (“Effective Date”).
In consideration of Capital One’s offer of employment to You in the role of President, Commercial Banking and Executive Committee member (including, but not limited to, the significant monetary value of the sign-on cash bonus and equity grant, as well as the two additional special grants of equity detailed in your offer letter), its agreement and promise to provide You with access to Capital One’s Confidential Information, customer relationships and goodwill, and other business relationships and opportunities, as well as the consideration set forth herein, it is agreed as follows:
1.Purpose of Agreement.
a.Customer Relationships and Goodwill. Capital One is engaged in highly competitive businesses, and invests significant resources to establish, maintain and expand relationships and goodwill with customers and prospective customers, which constitute valuable assets of Capital One. This includes investments in development of products, services, and Confidential Information; customer service; technologies and other infrastructure; brand, marketing and advertising; corporate citizenship and reputation; community investment and relations; vendor, partner and other business relationships; and employee compensation, benefits, training and development. By virtue of Your employment with Capital One, You will benefit from Capital One’s reputation and goodwill, and have a critical leadership role in the further development of its customer relationships and goodwill.
b.Confidential Information. During Your employment, You will also be granted access to Confidential Information regarding Capital One’s operations, methods, plans and/or strategies, among other things, which, if not maintained in confidence, will threaten Capital One’s competitive advantage over those who do not know it and will cause immediate, substantial and irreparable harm to Capital One’s business interests. “Confidential Information” means information, knowledge, data, specialized training, or other information, including trade secrets or other proprietary information, that derives actual or potential value from the fact that it is not generally known to members of the general public, which concerns the business or affairs of Capital One or Capital One’s customers.
c.Protecting Business Interests. You acknowledge and agree that Capital One has legitimate business interests in protecting its Confidential Information, customer and other business relationships, and goodwill, as well as in seeking to establish terms to promote an orderly transition in the event that You terminate your employment with Capital One as President, Commercial Banking and Executive Committee member. You further agree that the terms of this Agreement are reasonable and narrowly tailored to protect Capital One’s legitimate business interests.
2.Notice of Termination of Employment & Garden Leave Period.
a.Required Notice. You acknowledge and agree that in the event You decide to terminate your employment with Capital One for any reason, You will provide Capital One with one hundred eighty (180) days prior written notice of such intent to terminate Your employment with Capital One (the “Notice”)
b.Garden Leave Period. You acknowledge and agree that Your employment with Capital One will continue for one hundred eighty (180) days from the date that You provide the Notice to Capital

One, unless the one hundred eighty (180) day period is shortened, and the termination of Your employment is accelerated, in the following scenarios: (i) by mutual written agreement between You and Capital One; or (ii) by written notice from Capital One if it determines that You have engaged in material misconduct. The term “Garden Leave Period” shall mean the period of time beginning on the date that You provide the Notice to Capital One and ending either: (i) one hundred eighty (180) days after You provide the Notice, or (b) in the event the termination of Your employment is accelerated pursuant to this Paragraph, such earlier employment termination date.
c.Compensation & Benefits. During the Garden Leave Period, You will remain an employee of Capital One and will continue to receive Your base salary. In addition, and to the extent not otherwise changed for similarly situated executives at your level, will be eligible to participate in the compensation and benefit programs applicable to a similarly situated executives at your level, including by way of example, bonus compensation, company-sponsored benefits, and vesting of equity under the applicable plans or programs, all subject to the eligibility requirements and terms and conditions of the applicable plans or programs.
d.Duties. As an employee during the Garden Leave Period, You will be expected to continue to undertake such reasonable duties and responsibilities as are assigned to You by Capital One, including duties to assist Capital One with Your transition from the company and maintaining Capital One’s business, customer relationships and goodwill. You acknowledge and agree that, during the Garden Leave Period, Capital One may, in its discretion, require that You continue to perform Your regular duties, discontinue, limit, or modify Your regular duties, limit Your access to Confidential Information and/or require that You not report to Company offices. Capital One reserves the right to put You on paid leave for all or part of Your Garden Leave Period.
e.No External Employment. You acknowledge and agree that, as an employee during the Garden Leave Period, You will continue to be bound by all fiduciary duties and obligations (contractual or otherwise) owed to Capital One, and You will continue to be required to comply with Capital One’s Code of Business Conduct and Ethics (including confidentiality and conflict of interest duties), as well as all Capital One policies and procedures. You also acknowledge and agree that Your duties as an employee in the Garden Leave Period include, but are not limited to, the obligation not to, directly or indirectly, provide any services to any other employer or entity during the Garden Leave Period, nor to be employed by any other entity during the Garden Leave Period, without Capital One’s prior written consent.
3.Irreparable Harm; Injunctive Relief; Attorneys’ Fees & Costs. You acknowledge and agree that Your violation of any provision of this Agreement will cause immediate, substantial and irreparable harm to Capital One which cannot be adequately redressed by monetary damages alone. In the event of Your violation or threatened violation of any provision of this Agreement, You agree that Capital One, without limiting any other legal or equitable remedies available to it, shall be entitled to seek equitable relief, including, without limitation, temporary, preliminary and permanent injunctive relief, and specific performance, from any court or arbitrator of competent jurisdiction.
4.Right to Modify Restriction; Severability. The parties agree that if at the time enforcement is sought, a court or arbitrator of competent jurisdiction adjudges any provision or portion of any provision of this Agreement to be void, invalid, or unenforceable, or is found to be against public policy for any reason, including without limitation the Garden Leave Period provisions, such court or arbitrator may modify or reform such provision or portion of such provision so that it is enforceable to the fullest extent permitted by applicable law, given the fundamental intentions of these highly sophisticated parties who are represented by counsel, or if such modification or reformation is not possible or permitted under applicable law, shall sever the void, invalid or unenforceable provision or portion of such provision, and enforce the remaining provisions and portions of such provisions of the Agreement, which shall remain in full force and effect.
5.Successors and Assigns. The rights and obligations under this Agreement are personal to You and cannot be assigned to any party. This Agreement and all promises made herein shall survive the execution of this Agreement and shall be binding upon and inure to the benefit of Capital One’s successors and assigns without further consent or action.
6.Choice of Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, the state of incorporation of Capital One Financial Corporation, without regard to principles of conflict of laws. Capital One and You hereby consent and submit to the personal jurisdiction and venue of any state or federal court located within the State of Delaware as a non-exclusive forum for resolution of claims, causes of action or disputes arising out of or related to this Agreement. With respect to any action seeking preliminary injunctive relief on account of the violation or threatened violation of this Agreement by You, Capital One shall be entitled to seek such relief from any court of competent jurisdiction, wherever located.
7.Entire Agreement; Integration. This Agreement constitutes the entire agreement and understanding between You and Capital One with respect to the subject matter of this Agreement, and supersedes all prior agreements, arrangements, and understandings, whether oral or written, with respect to such subject matter between Capital One and You. This Agreement does not supersede, but rather supplements, any written policies of Capital One generally applicable to employees of Capital One respecting the treatment of Confidential Information and work product, as well as any other agreements as to Confidential Information, intellectual property, work product or no hire/non-solicitation of employees, and any Change of Control agreement or other severance plan, arrangement or agreement applicable to You. This Agreement may be modified only by a writing signed by the party to be bound.
8.Notices. All requests, notices and other communications required or permitted to be given under this Agreement shall be in writing. Delivery thereof shall be deemed to have been made when such notice shall have been either (i) duly mailed by first-class mail, postage prepaid, return receipt requested, or any comparable or superior postal or air courier service then in effect, or (ii) transmitted by hand delivery or facsimile transmission, to the party entitled to receive the same at the address indicated below or at such other address as such party shall have specified by written notice to the other party hereto given in accordance herewith or, if You are still employed by Capital One, at Your office address or electronic mail address at Capital One:

If to You: To the most recent address on record with Capital One.

If to Capital One:

Non-Competition Program Administrator
Capital One Financial Corporation
15000 Capital One Drive
Richmond, Virginia 23238
9.Headings. The headings in this Agreement are included for convenience only and shall not constitute a part of the Agreement nor shall they affect its meaning, construction or effect.
10.Consultation with Counsel. You are advised and encouraged to consult with independent legal counsel before executing this Agreement.

By providing their electronic signatures to this Agreement below, the parties represent that they have read this Agreement, understand it, and accept all of its terms:

Neal Blinde /s/ Neal Blinde	Capital One Financial Corporation /s/ Jory Berson
Signature	Signature
EC, Commercial Bank	Chief Human Resources Officer
Title	Title
Neal Blinde	Dec 13, 2021
Print Name	Date
Dec 13, 2021
Date